EXHIBIT 99.2

FINAL TRANSCRIPT

Conference Call Transcript

VTSS.PK - Q4 2010 Vitesse Semiconductor Earnings Conference Call

Event Date/Time: Dec 01, 2010 / 09:30PM GMT

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CORPORATE PARTICIPANTS

Chris Gardner

Vitesse Semiconductor Corp. - President, CEO

Rich Yonker

Vitesse Semiconductor Corp. - CFO

CONFERENCE CALL PARTICIPANTS

Blake Harper

Signal Hill Group LLC - Analyst

Dave Kang

B. Riley & Co. - Analyst

Jim Stone

PSK Advisors - Analyst

John Lopez

Saratoga Capital - Analyst

PRESENTATION

Operator

Good afternoon. My name is Courtney and I’ll be your conference operator today. At this time, I would like to welcome everyone to the Vitesse Semiconductor fiscal year end results for 2010 conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session.

(Operator Instructions) Thank you. I would now like to turn the call over to the CEO, Mr. Chris Gardner. Sir, you may begin your conference.

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

Thank you, Courtney. Good afternoon, and welcome to our earnings call to review the recently announced financials for fiscal fourth quarter 2010 as well as the annual results. I’m here today with Rich Yonker, our CFO.

A press release announcing results was issued today. It can be found on our website, Vitesse.com. Complete financial information for the quarter and for the fiscal year 2010 is available in our Form 10-K, also available on our website.

Before we begin, I’d like to do our Safe Harbor. All statements included or incorporated by reference during this call for analysts and investors were announced in our fiscal Q4 2010 earnings release, or other than statements or characterizations of historical fact are forward-looking statements within the meanings of the Safe Harbor provisions of Section 21E of the Securities Exchange Act of 1934.

These forward-looking statements provide current expectations of future events, based on certain assumptions and include any statement that does not directly discuss any historical or current facts. These forward-looking statements are based on current expectations, estimates and projections about our business, industry, management’s beliefs and certain assumptions made by us, all of which are subject to change.

During this conference call, references may be made to non-GAAP financial measures. To assist you in understanding these non-GAAP terms, Vitesse has posted reconciliations to the most directly comparable GAAP financial measures on the Vitesse website and within the press release. Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly from the results discussed during this conference call.

The Company refers investors to documents it has filed with the Securities and Exchange Commission including its annual report on Form 10-K for the year September 30, 2010, it’s interim reports on Form 10-Q, and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this conference call.

Therefore, the Company is under no obligation and expressly disclaims any obligation to update or alter any of the forward-looking statements contained in the call whether as a result of new information, further events or otherwise unless required to do so by law.

All right. The fiscal fourth quarter was a pretty solid quarter for Vitesse. We executed on the product shipments, growing revenues by over 14%, exceeded our guidance on product margins and generated both operating and net income profitability.

We sampled a broad variety of new products and we’ve seen very strong market response. We’re very optimistic about this product cycle as we enter 2011. As this is the end of our fiscal year I’d like to summarize our results. On the positive side, we reinvigorated our customer relationships, following our financial challenges in 2009.

With some help from our 30 new products, we are creating measurable increases in design opportunities and design wins. We grew product revenues by 7% compared to 2009, and more importantly, grew core product revenues by 15% driven primarily by the growth of Ethernet products into both carrier and enterprise applications. We expanded our product margins substantially, from an average of 49% in 2009 to 56% in 2010.

We exited 2010 at 58% product margins, and expect to continue to push this number higher. Together with tight expense control, we reduced our operating break-even by approximately 15% during the year. At the same time, we’ve continued our critical investments, funding most of the small dollar increase in R&D with reductions in SG&A expenses. As a result, we increased the percentage of R&D headcount from 37% in 2008 to 47% today.

We continue to watch our costs closely and we’re committed to aligning our expenses with revenue to improve our profitability. We successfully transitioned our internal test operations to an outsourced offshore model, substantially reducing our fixed costs and improving our manufacturing cycle times. We’ve started to realize additional margin gains as we improve the efficiency of our manufacturing processes. And, we fully remediated our remaining material weakness in financial and operating controls and reporting and received a clean, unqualified opinion in our 2010 audit.

But we did face some challenges in 2010. First, our revenue growth was not as strong or consistent as we expect. Much of this is due to the challenging macroeconomic conditions in the second half, and the traditional start/stop that we often see in emerging technology ramps.

Our product cycles were timed late in the year, too late in the year to impact revenues, but we expect that to change as we get our 2010 products into production later this year. And we did not execute on our expectation to get back on NASDAQ. This is something we will remedy in 2011.

I’ll talk more about our fiscal 2011 goals later in the call. On a housekeeping note, today we filed our 2010 Form 10-K and proxy statement. We’re holding our annual shareholders meeting on January 19, in Agoura Hills. Hope to see many of you there. So with that introduction, let me turn it over to Rich who will go through the financials for the quarter.

Rich Yonker - Vitesse Semiconductor Corp. - CFO

Thanks, Chris. Before reviewing the highlights of the Q4 2010 quarter ending September 30, and the full year 2010, I’d like to update you on the following matters. In the last investor call the Company expectation was to be able to sufficiently correct the inventory material weakness. The target was to eliminate the root causes by the end of Q4 and to complete the remediation in the following quarter.

I’m pleased to announce the results of the Company’s self-audit in SOX 404, and BDO USA’s audit is that the inventory material weakness has been remedied as of the end of Q4. Because of this and other significant improvements in our financial reporting the Company has received a clean audit opinion from BDO for the fiscal year 2010.

With the remediation of all material weaknesses, the Board of Directors has approved moving forward with the NASDAQ requirements for relisting. The Company is currently updating the application and is targeting to be relisted on or before the end of March, of the March quarter.

Next, on a separate subject, the Company is in the process of seeking a lower cost alternative to the senior debt of $25 million, which matures in October. And finally, starting with this investor call we are initiating non-GAAP earnings per share and non-GAAP operating income metrics in our financial reporting.

Now on to the results of Q4 2010 financials. First, the income statement highlights. In Q4, the total revenue exceeded guidance as it increased from 14% to $42.9 million versus $37.5 million in the prior quarter. Product margins also exceeded guidance, as they remained at 58% of revenue in Q4 versus the prior quarter, due to continued favorable material costs and yield improvements.

R&D expenses in Q4 were $13.2 million which was a decrease from the prior quarter of $13.7 million. This decrease is mainly due to lower product mass costs. Also in the quarter, the Company made the decision to reduce headcount in one of its engineering centers. We expect to book a total of a $0.5 million in the next three quarters for severance costs. This action on reduced headcount will decrease spending at an annual rate of $2 million and will not impact any product development in 2011.

SG&A expenses for Q4 were $9.5 million versus the prior quarter of $8.7 million. The expense increase is mainly due to contract headcount associated with the remediation of the inventory material weakness. Some contract headcount expenses will be incurred in Q1 in support of the year-end audit for 2010.

In Q4, the Company had an operating income of $1.9 million, which includes $0.9 million of depreciation and amortization, and $0.5 million of share-based compensation versus an operating loss of $0.7 million in the prior quarter. In Q4, the non-GAAP operating income was $2.6 million, which is net of adjustments for stock-based compensation charges, amortization of intangible assets, accounting for remediation, reconstruction and litigation costs, and goodwill impairment charges.

The net income at GAAP for Q4 was $14.8 million. In Q4, the non-GAAP net income was $1.8 million, or $0.07 earnings per share, which has additional adjustments to the above for the gain or loss on embedded derivative, the loss on extinguishment of debt. The difference of $0.8 million between the non-GAAP operating income of $2.6 million, and the non-GAAP net income of $1.8 million is due to interest expense of $2.5 million, and due to a reduction of the tax provision of $1.3 million, and a gain of other income of $0.4 million.

The balance sheet for Q4 2010, our cash remained essentially flat quarter-over-quarter, consistently at $38.1 million actual versus prior quarter of $38.6 million. Inventory increased to $27.3 million from the prior quarter, which was at $24.2 million. The increase was a response to the industry-wide supply constraints in Q3. As the constraints on supply have been relaxed, we’ll continue to work and reduce the inventory. As a reminder, the Company is on a sell-through model and the inventory at our channel partners are accounted for on the Company’s balance sheet.

Finally, accounts receivable and accounts payable remain at normal operating levels. An overview of the financial achievements in total for the year 2010 are as follows. Product revenue increased 7% to $166 million in 2010 from $155 million in the prior year. Product gross margin increased to 56.4% in 2010 from 49.4% in 2009, as a percent of revenue, or an increase of 700 basis points.

Cash flow from operations was neutral. Debt was reduced from $121 million to $65 million. And finally, as I said before, we received a clean audit with all material weaknesses remediated as of September 2010.

In closing, I’d like to remind you of our long-term financial targets. As you recall, the targets are aligned to a specific revenue level, in this case benchmarked to $50 million of revenue per quarter. The long-term targets as a percent of revenue are a gross margin at 55% to 60%, R&D at 25% to 28%, SG&A at 14% to 17%, operating income at 12% to 18%, and EBITDA at 15% to 21%. Now back to Chris.

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

Thanks, Rich. So I’d like to start by giving you some perspective on our Q3 and Q4 revenue results. When we reported our fiscal Q3 revenue, our results surprised a lot of you. At the time, we were not giving formal guidance but many of our peers had reported better numbers and had already given positive guidance for Q4. So in comparison, our Q3 looked pretty weak.

As the quarter progressed, we saw many companies preannounce substantial misses to their Q4 guidance, more in line with the results that we had reported in Q3. Today, as you just heard, we reported over 14% sequential growth which is slightly above our guidance and definitely at the high end relative to our peer group. So over the longer view, if you look at both Q3 and Q4, our results were much more in line with our peers than initially apparent, although the timing was a bit different.

I’d like to point out that we are a sell-through Company, as Rich mentioned, it has several implications. First, we do not recognize revenue for product that we ship into any of our channel partners until that product has been shipped from the — to the end customer and, therefore, we do not enjoy the ability to buffer our revenue stream with channel inventory as many companies who are in a sell-in basis would. As a result, it’s likely we experience and report changes in demand earlier than a Company that reports revenue on a sell-in basis.

Second, 100% of our channel inventory appears on the balance sheet, so we’re motivated and do take an active role in managing that inventory to assure its fast-moving and high quality. This is a very conservative method to recognize revenue but we firmly believe it drives the right behavior for the Company and, therefore, it’s the right policy. With this perspective, I’d like to move on to an overview of the quarter revenue.

We started Q4 with good backlog and some delinquencies from the prior quarter. We needed about 20% to 25% turns to meet guidance. Operations team performed very well and we were able to recover most of the shortages in the quarter. This recovery is on the order of $1 million to $1.5 million above our quarter run rate. As a result of this and some other small one-time events we were able to slightly beat the high end of our guidance.

Over the last six to nine months we and the industry overall has been experiencing increasing manufacturing lead times and some spot shortages from many of our suppliers, particularly wafer fabs and assembly manufacturers. In Q3 and Q4, we reacted aggressively. We managed the supply chain closely and in many cases we thought it prudent to increase inventory to insulate our customers from some of these industry-wide problems.

Since August we’ve seen an easing of these supply constraints based partially on capacity added by wafer and assembly houses and partially on correction in demand in much of the consumer electronics markets which drives the majority of the volume in the fabless semiconductor markets. While our suppliers’ lead times have not yet returned to normal, we do expect to see some benefit to the additional available capacity in the industry. We will work to manage inventory down as we see improved performance from our supply chain and we can ensure that our customers will not be impacted by further constraints.

In terms of revenue, we report our business in three segments, Carrier, Enterprise and Non-core. In addition, we break out intellectual property licensing from product revenues. I’ll start with Carrier Networking. In Q4 2010, Carrier was approximately $20.9 million, or 49% of our total product revenues of $42.8 million.

Carrier was up about 40% sequentially, and up 23% from a year-ago quarter. As a percentage of total business, Carrier was up strongly from the very weak Q3. Last quarter, we reported sequential declines at several of our large Carrier Networking customers that had impacted our Q3 revenues. We also said that orders had picked up in Q4, or for Q4. We did see those customers return to more normal levels in the Q4 quarter, in aggregate, up about $2.7 million from Q3 helping our Carrier business get back on track.

As we report in our 2010 K there have been a lot of changes in the mix of our Carrier business in the year. Our Ethernet products, specifically Gigabit Ethernet switch and PHY products, are starting to show strong growth in the Carrier segment. On an annual basis, they were up over 40% from fiscal 2009 to fiscal 2010. Our 10 Gigabit Ethernet PHY products were up 180% from the prior year, albeit from a small base. This growth is based on the emerging trends in carriers to adopt more Ethernet in the network.

These growth trends were partially offset in the year by declines in some of our legacy PHY products and SONET mappers. We expect these general trends to continue, that is growth in our Ethernet products partially offset by slow declines in some of our older legacy SONET products. We also saw strong adoption of our CrossPoint switch products into Carrier application. This product family grew nearly 170% in Carrier applications from 2009 as some of our design wins ramped into production. We continue to see strong design activity for 6 gigabit and particularly 11 gigabit switch products in our major Carrier customers.

In Q4 2010, Enterprise was $19.4 million, which is up 4% sequentially, and up about 13% on a year-to-year basis. As a percentage of revenue, Enterprise was 45% of total product revenue and this is down from 50% of revenue in Q3 2010. Demand in Enterprise was strong. We remedied the majority of these supply issues that we reported in Q3 and we’re on track — we’re back on track to requested demand in the quarter.

On an annual basis, Enterprise business grew 26% from fiscal 2009 to fiscal 2010, due primarily to strength in our connectivity product line. Our CrossPoint switch products grew 23% in the Enterprise market as we’re starting to target more Enterprise applications with these products. Our PHY and PMD products for 10 gigabit Ethernet applications grew by 105% now to over $10 million.

We classify the remaining portion of our product revenue as Non-core. Non-core revenue was $2.5 million in the quarter which was down 36% from Q3 and down about 52% from the year-ago quarter. Non-core is now about 6% of our total product revenue, in line with our expectations and general guidance. We continue to expect the Non-core business to generally trend down as a percentage of our total business over the year.

There were minimal IP licensing revenue in the quarter. We have, however, closed a new IP licensing opportunity since our last call, and, thus, two for the quarter. The license is for our state-of-the-art Copper PHY technology, that is our Gigabit Ethernet Copper PHY technology. It will be deployed into products targeted at wireless customer premise equipment applications that require this high speed networking capability. Together with royalties we value this opportunity between $3 million and $6 million over the next three to five years.

We continue to explore multiple new opportunities for licensing of intellectual property. In the quarter, our top ten customers were 48% of total product revenues. We had one customer, Huawei, over 10%, they were at 12.5%. Of our top ten customers, six are primarily Carrier, four are primarily Enterprise focused. This has not changed in the last several quarters.

Geographically Q4 sales were well distributed, North America, 42%, Asia Pacific, 43%, and Europe at 15%. Asia was up slightly in total dollars, but it was down as a percentage of total as North America rebounded sharply from the lower numbers in Q3. Let me move on now to some of our new product introductions. In September, we announced our 30th new product for the fiscal year 2010, meeting the commitment I set in our 2009 annual report. Traction with these products is accelerating.

Last call I talked about several new products targeted at both Carrier and Enterprise applications. Today I want to focus on our products targeted towards the Carrier Networking market. This market’s undergoing a dramatic transition from legacy TDM technology which is designed for voice traffic, to newer, packet-based technology designed for voice, data, and video traffic.

Old communication protocols such as SONET, T1 and Frame Relay and others are being replaced in aggregate by Carrier Ethernet in most Access/Edge and Metro applications and by OTN, or Optical Transport Networking, in core applications. We focused first at the Access and Edge of the network where the transition to Ethernet will be the fastest and the target market is the largest. A good example of an Access or Edge network is the mobile 3G and 4G base stations, as well as microwave and fiber mobile backhaul networks that take mobile traffic and backhaul it into the Metro and Core segments of the network.

Our new products in this segment solve some very challenging problems in packet processing and network timing that are very unique to these Carrier Network applications. Our new Ethernet switch engines and mixed signal PHY products provide a very unique combination of features, low power and reduced cost, relative to many of the competing solutions that have been used to deploy these new technologies, such as network processors and home grown FPGA-based solutions.

Typically, our switch engines can perform the same functions as a network processor for less than half the power and less than half the cost without the additional cost of developing and maintaining the software for a complex programmable solution. In price sensitive environments particularly in Access and Edge applications, this is a huge advantage. On the PHY side, our PHY products for both 1 gigabit and 10 gigabit provide some very unique timing capabilities that are required as Ethernet moves into the timing sensitive applications within the Carrier network.

These timing capabilities replace existing capabilities that were prevalent in SONET and T1 and E1 and other TDM technologies in the existing Carrier networks. Our latest generation PHYs also provide up to 30% lower power than competing solutions. We continue to lead the industry in green solutions for connections between equipment.

These new technologies are just starting to be broadly deployed into our customers’ new systems. We’ve introduced several new products in this segment in the last 12 months and have several next generation products on the horizon for introduction in early 2011. As a result of these new products and the transition of these technologies we’re seeing a great response. To put this in perspective, between our switch and PHY products, specifically targeted at Carrier networks, we’ve logged over 100 new opportunities at more than 20 Tier 1 and Tier 2 customers since July.

We’ve already got more than five Tier 1 OEM design wins with these new products. I’d like to remind you this represents an entirely new market for Vitesse. These products are being deployed initially and primarily into Access and Edge applications, markets where Vitesse has traditionally not competed. Our estimates based on industry analysts suggest this Carrier Ethernet market will grow at over 30% compounded to over $500 million in 2014.

We believe that is our addressable market for this set of products within the next four years. We believe we’re well positioned to take share with these new products. They will deliver not only revenue growth but improved margin profiles compared with our current Ethernet product portfolio which has traditionally been marketed and sold into lower end Enterprise applications.

As I mentioned earlier, we’re also starting to see increasing revenue and traction for our CrossPoint switch products within the Carrier Networking market. We have the most comprehensive product portfolio in the industry, the broad range of port counts and speeds up to 11 gigabits per second. These switches are now being deployed into a growing base of Carrier systems including OTN and the Core, as I mentioned earlier, ROADMs, which are optical add/drop multiplexers which are deployed primarily in the Core and Metro segments of the network, and into Carrier Ethernet switch routers. We’re seeing strong growth in applications at 6 gig and above, particularly 10 and 11 gigabit where we hold a majority of the market share.

Today, we’re the only Company with a complete range of products to address this highest performance segment for the market. As a result, we’ve seen strong growth in both revenue and design wins at many of the largest Carrier OEMs including Huawei, Cisco, Ciena, ECI and others. Based on our increasing opportunity funnel, we expect this trend to continue into 2010 and beyond. Excuse me, 2011 and beyond.

In 2011, we do expect to see an increase in the number of opportunities and design wins, more than 50% compared to 2010. We’re investing to support these new design wins and investing in next generation products to continue the momentum. I’ll be reporting on progress throughout the year.

So with that, let me turn to our guidance and outlook for Q1. These are, of course, estimates based on current knowledge which is subject to change. As such, they’re covered under our Safe Harbor statement. We entered the quarter with about 65% of our Q1 guidance in backlog. This is just a bit below our average.

In Q1, we’ve seen changes in customer ordering patterns. Given the improved conditions in supply chain I discussed earlier, the elimination of supply constraints, shrinking manufacturing cycle times, customers are starting to place orders with shorter lead times so we do expect a higher level of turns business in the quarter. As we’ve already reported in the industry, and by many of our peers, the communications sector is facing a headwind.

We’ve seen some weakness in Asia recently, particularly China, partially offset by some positives in North America. But generally, we do see some weakness in the market. Based upon booking trends and estimated turns business as well as our current backlog, we estimate that revenues for the first quarter of 2011 will be in a range of $37.5 million to $41 million. We anticipate that gross margins will be in the range of 58% to 60% of revenues which is up about 3% from the guidance we provided for Q3. And we expect operating expenses to be between $22.5 million and $23.5 million, highly dependent on our Mask expense for the quarter.

So I’d like the to close by reiterating our goals for 2011. First, we remain committed to improving the financial performance of the Company. Over the last two years, we’ve substantially transformed Vitesse. Today we’re a leaner organization with higher margins and a lower expense structure.

We’ll continue to work costs at every level of the Company. We expect to improve our margins either further and we’ll hold operating expenses in check. In 2011, we will again reduce our operating break-even during the year. 2011 will be the beginning of a strong multi-year product cycle for Vitesse.

We’ve improved our product development processes and executed on our product commitments in 2010 and we will build on this capability to add at least 20 more new products to our portfolio in 2011. These are substantial products in emerging, high growth markets that will increase our addressable markets. Our focus is on building market traction for these new products.

We’ve started to measure the results in terms of new opportunities and design wins at our major customers. Currently, nearly 50% of our pending customer opportunities are for 2010 vintage products. This is nearly double our historic rate for new products. We will be moving these products into production in 2011, and as they ramp the percentage of our revenue driven by new products will grow from less than 10% today to 25% by 2012.

Based on our performance in 2010, we enter 2011 a stronger, more focused and more competitive Company. While we are likely to face some weakness in demand in the first quarter, based on our new product cycle we’re very optimistic about 2011 as a whole. With the support of shareholders, we’re now ready for a relisting on NASDAQ, an effort we’ve already begun. I’d like to thank the employees for their hard effort and our shareholders for their support. I’m pleased to turn it over to Courtney for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) We will pause for just a moment to compile the Q&A roster. And your first question comes from the line of Blake Harper.

Blake Harper  - Signal Hill Group LLC - Analyst

Thanks, guys. I just wanted to ask, what is the next step right now as far as the relisting and what are any other hurdles you have to overcome to get that, and if you could, possibly, if you have any more specifics as far as what your goal would be as far as first quarter, second quarter, when you expect that to happen?

Rich Yonker  - Vitesse Semiconductor Corp. - CFO

This is Rich. Actually, in my commentary I said that we’re targeting to have it relisted by — on or before the end of our March quarter. The second thing is, is that we had much of the work done and we need to refresh some of the application, and there’s only a couple of steps that we really need to close on. So, again, we’re confident at least from filing for the relisting and the applications is that we get listed by — on or before March.

Blake Harper  - Signal Hill Group LLC - Analyst

Okay. Thanks. And then this one’s probably for Chris too. You had mentioned this in your commentary about the crosspoint switch. Could you maybe expand on that or elaborate some more on how you fit into the OTN market and how you see those Carrier deployments unfolding and where you fit in there?

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

The crosspoint switch, it’s different than a lot of our other products. Most of our other switches are packet switches. They’re doing complex packet processing, operations and maintenance. A lot of digging into the actual packets and performing functions on them.

The crosspoints are actually more of a mixed signal product. Literally all they do is connect one input to one output or to a variety of outputs. So they’re almost a very high speed analog device. Those products tend to go into systems in a couple of applications.

One, just as backplane interconnect, a lot of customers use them just to drive backplanes to put in capability for redundancy between cards, et cetera. But they’re also starting to use them in applications such as ROADMs and big OTN cross-connects, et cetera, where they’re going to be effectively used to switch signals from one line card port to another. That’s starting to happen as we get the capability to drive up into the 10 gigabit speeds.

So obviously people really want to be doing that in the network at 10 gigabit. It’s only recently, that is 2010, that that capability’s been out there and we were the first, and today I would argue, probably the only delivering crosspoint at that rate. So we’re seeing it in those applications. We also see it, of course, in Enterprise segments, still the majority of our business is in Enterprise applications, blade servers, big router boxes, those kinds of things where, again, it’s used either for generic switching or generic backplane interconnect kinds of applications.

Rich Yonker  - Vitesse Semiconductor Corp. - CFO

Blake, one thing I should have added to the relisting with NASDAQ, of course, is that we need to be trading above $4 a share in order to achieve that relisting.

Blake Harper  - Signal Hill Group LLC - Analyst

Okay. Thanks for that. And then just one last question, if I could, guys. The IP deal that you guys announced, one of the larger ones there, how should we look at what to expect as far as going forward over the next several years? Would that be a deal that you would see would be typical as far as the size, would it be something that would be larger or smaller, and would we expect to see something more consistent as far as IP revenues or would it be more lumpy? How do you think that will play out?

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

So that probably is a fairly typical deal size that we’re looking at. I would say that what the lumpiness, as you call it, is going to be primarily the licensing fees and that happens really over the first — it takes delivery of the intellectual property and then kind of the completion of the entire contract before we see that license fee which is generally, probably a quarter to a third of the total value.

Then we start to see royalties probably six to 12 months later. As we get into more royalty revenue as we add these licenses up, we’ll start to get a more consistent revenue stream. But the license portion of it does tend to be dumping into one quarter.

Blake Harper  - Signal Hill Group LLC - Analyst

Okay. Thanks a lot, guys.

Operator

Your next question comes from the line of Dave Kang from B. Riley.

Dave Kang  - B. Riley & Co. - Analyst

Thank you. Good afternoon. I guess the first question is, let’s see, regarding your 30 new products, what is your time line for revenue contributions from these 30 new products that was announced this year?

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

Yes, so probably the best metric I can give you there, Dave, is the percentage of new revenue and we’ll start talking more about this as we get more contribution from these products. Generally, again, what we traditionally, over the last three years have had a pretty low contribution from new products because we’ve been in the cycle as we’ve invested into this new Carrier Ethernet space.

We haven’t put a lot of new products into the market in 2008 and 2009. So we’ve actually been below 10% on revenue for what we defined as new products which are products that are sampled in the year or in two prior years. That number now is below 10%. We are projecting it to climb to 25% in 2012. Exactly the timing of that, it will start towards the second half of 2011, probably pretty back-loaded into Q4 and then accelerate into 2012.

Dave Kang  - B. Riley & Co. - Analyst

Got it. And then you talked about market weaknesses. Your guidance certainly reflects that. Should we expect a similar type of weakness from all three segments or any one particularly weaker than the others?

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

I don’t know if I’ve got enough visibility to give you a good answer there. I think we’re going to probably be about the same percent of revenue from the individual groups in Q1 that we saw in Q4. I think we are seeing, as I said, a little weakness in China and, of course, a couple of our big Carrier guys are in China. On the other hand, those North American guys that helped us out in Q4 are still looking okay. So I think that will balance out and it will be about a toss.

Dave Kang  - B. Riley & Co. - Analyst

Okay. And then I may have missed this but did you give out turns (inaudible) needed to hit your guidance, like your midpoint of the guidance?

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

Yes, we said that we have about 65% of our backlog, that was at the beginning of the quarter is the metric we talked about. It’s a little lower than average but not dramatically lower and, again, we have seen — it’s been a very interesting year, right. Where over the course of four quarters, we saw average lead times, orders from customers going from very, very short to much longer to, again, compressing here as the industry gets some extra capacity.

Dave Kang  - B. Riley & Co. - Analyst

Sure.

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

And that makes it real difficult to judge some of these numbers. But we feel pretty good about our guidance.

Dave Kang  - B. Riley & Co. - Analyst

So what’s the lead times these days? Last quarter or a quarter ago, I guess, some parts were like over 20 weeks. Where are we now?

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

Yes, on average I’d say that lead times probably extended on average by — and when I say lead times, there’s two aspects of this. One is what our manufacturing cycle times are based on our suppliers’ lead times to us. I would say that extended by anywhere between six to eight weeks. Our customers’ ordering patterns didn’t change that much.

They probably gave us an extra two weeks of ordering time, of ordering lead time. The difference is where you end up with some shortages and eventually have to buffer that with inventory. And so that’s what you saw, as our inventories increased, really as a response to trying to buffer our manufacturing cycle times to ensure that we could still supply our customers without extending our lead times substantially.

Dave Kang  - B. Riley & Co. - Analyst

Got it. A couple more. Can you just talk about the design win trend? Can you give more of a qualitative information? I know you gave next year’s target. What about 2010 in terms of design wins?

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

Yes, we generally have not given out dollars or design win numbers. We’ve given more anecdotal. I’m not a huge proponent of those numbers. I can tell you, I look at the trends and right now our trends are — we are up by — for opportunities, we’re up by more than a factor of two compared to what we saw on average in 2010.

It’s a little early on the design wins, of course, because those products just haven’t been in the market long enough. We probably need another couple of quarters. It generally takes, from when we introduce a product to a customer, it generally takes them two to three quarters to actually get to a design win stage.

Dave Kang  - B. Riley & Co. - Analyst

Okay. And the last question is for the March quarter, is there going to be seasonality with your presence in China, with Chinese New Year and all that? Should we expect seasonal soft March quarter or actually could we see demand firm up because of the weak December quarter?

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

Yes, I don’t know if I can really give you a crystal ball there. I guess we typically have seen with our Chinese customers after they have a soft quarter, they have a robust quarter and vice versa. That is fairly typical for their behavior.

Dave Kang  - B. Riley & Co. - Analyst

Got it. All right. Thank you.

Operator

(Operator Instructions) Your next question comes from the line of Jim Stone from PSK Advisors.

Jim Stone  - PSK Advisors - Analyst

Nice quarter, gentlemen.

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

Thank you.

Jim Stone  - PSK Advisors - Analyst

I’ve lost track a little bit. What is the fully diluted share count now?

Rich Yonker  - Vitesse Semiconductor Corp. - CFO

Yes, the fully diluted is — let me just check the press release here — is 35,213,000. The basic is 23,948,000 as of September 30.

Jim Stone  - PSK Advisors - Analyst

Okay. And how far underwater are some of those shares counted in the 35 million? Are they still a fair amount underwater or are they all getting above water now?

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

They’re approximately — I think what you’re referring to is the difference between the basic and the diluted is primarily the bond holders.

Jim Stone  - PSK Advisors - Analyst

Okay.

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

And that debenture is a convert. I’ve got to do the math here. At $0.22. But then we did a 20 for one, so it’s at 440.

Jim Stone  - PSK Advisors - Analyst

Right. Okay.

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

So they’re still a little bit under.

Jim Stone  - PSK Advisors - Analyst

A tad under.

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

Under, yes.

Jim Stone  - PSK Advisors - Analyst

Right. Could you share with us what’s happening in the competitive environment and who you see most?

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

Yes, so we compete with a variety of guys in different market segments, all, I could talk maybe by market segment. In the Carrier business, we compete with the traditional SONET, Ethernet over SONET players. Those are folks like PMC-Sierra, AMCC, to a lesser extent, Mindspeed, and most of that product today is sort of legacy business that’s highly dependent on just what the Carriers are doing.

In more emerging technologies, as those technologies move from SONET to Ethernet, we compete more and more with the traditional Ethernet silicon suppliers which are primarily Broadcom, to a lesser extent, Marvel. And then with some of the other folks going after these emerging technologies are network processor vendors, and that’s folks like Wintegra who was just acquired by PMC and, let’s see, EZchip is another Company out there doing network processors.

I think you’re also starting to see another company that did programmable solutions with a small start-up called TPAC, they were recently acquired by AMCC. So you’re starting to see some of the old traditional legacy telecom guys make fairly large acquisitions to try to buy their way into this market. And, again, we think we’ve got a great position with these switch engines. We think long term, a better solution than a programmable solution like an FPGA that a TPAC might offer or a network processor, a Wintegra or EZchip would offer.

Jim Stone  - PSK Advisors - Analyst

Go ahead. I interrupted you.

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

I was going to say, that depends on the application. We also in a lot of applications work side-by-side with network processors as sort of an offload engine in some applications. On the Enterprise side of our business, we compete with Mindspeed on the crosspoint switches and, again, we compete with Broadcom and some of the other Ethernet switch suppliers in the Enterprise switch market segment. So those are probably our most common competitors.

Jim Stone  - PSK Advisors - Analyst

What’s your feeling? Are you gaining share? Holding even? What’s happening overall?

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

I think with the product cycle we’re going through, we are starting to gain share in these emerging segments. We’re clearly, again, in the quarter, we’ve captured a substantial number of wins in some of our Tier 1 customers, in places where we have not had a presence in Ethernet. And, again, that — it’s a combination of displacing the more traditional suppliers there as well as just having the market grow and transition.

Jim Stone  - PSK Advisors - Analyst

Could you share with us a bit of what’s happening down in the nitty-gritty? Are you being invited in or getting in as basically a sole-source supplier, if it’s a multiple, maybe a formal bid, maybe not a formal bid, could you tell us what your hit ratio is in those environments?

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

Yes. So we - the great majority of our products, probably 98% of what we sell is sole sourced. That is for a customer to replace us, there is no pin-compatible, software compatible solution. So once they select us, we are a sole source.

Jim Stone  - PSK Advisors - Analyst

I understand that. But I’m talking about how the process came. You’ve got a chip. Did the customer approach you and say do you have something for this solution? Is it — and you’re the only one we’re talking to or is its primarily the salesman making it known? What’s the process?

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

Generally with our large customers, the top 20, 30, 40, 50 customers, they know us well. They know our products reasonably well and vice versa. Generally, we work pretty intimately with our customers. I can’t tell you we’re the only silicon provider they’re looking at. We’re not.

But in many cases we have the inside path. In some cases, we’ve got to displace bigger or earlier competition. So it’s a combination. But I’d say particularly with our top ten accounts we have very good position with the engineering and development team.

Jim Stone  - PSK Advisors - Analyst

In general, where you are getting in head-to-head, can you give us some feel for the hit ratio?

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

Yes, we track what we call our must-win ratio which is, again, probably the top 30% to 50% of our opportunities and we traditionally have better than 50% hit rate.

Jim Stone  - PSK Advisors - Analyst

That sounds good for the future.

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

Yes, and, again, the goal is to watch those metrics and others and with this product cycle we expect to be able to increase those.

Jim Stone  - PSK Advisors - Analyst

Can you say over the next 12 months which products or product areas will be the greatest contributor to growth?

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

Well, the ones I talked about today in the call are great examples, right. So clearly our Ethernet switch engines, these new products for Carrier Ethernet applications will be, I think, emerging certainly into 2012 as substantial percentages of revenue growth. Likewise, the PHYs and Carrier applications will grow probably faster.

The other area that will see good growth is in the Enterprise switches where we’ve deployed — we talked in the last call about a product called SparX which is a 24-port Enterprise targeted switch family and we expect to see some revenue growth in those products, fourth quarter 2011, as those things ramp up on the SME and SMB businesses.

Jim Stone  - PSK Advisors - Analyst

As the last question at this point, those particular products that you just mentioned, roughly what percentage of the revenue are they now in total?

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

Well, if you look at the Carrier side, they’re virtually zero. So, again, Ethernet is really just beginning to be deployed. I would say our Ethernet revenue within Carrier segments today is probably sub-$10 million for the year. So that is completely a market that is just added revenue. In terms of Enterprise, for the SMB and SME switches, it’s probably something on the order of 40% to 50% of our Enterprise business, so that is much more a replace-and-take additional share type of business.

Operator

And your next question comes from the line of [John Lopez] from Saratoga Capital.

John Lopez  - Saratoga Capital - Analyst

Hi, thanks so much for taking the question. I appreciate it. I had two just quickly, if I could. The first one, can you just talk a bit about the weakness that you described in Asia? Is that recent or is that stuff that had been carried with you out of the quarter, if it’s possible to get a little more color on that.

And then maybe the juxtaposition, I was a little surprised to hear strength domestically and was wondering if you could talk a little bit more about that, those two things would be helpful? Thanks.

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

Sure. Yes, so let me do the second one first. That is the strength domestically. Strength’s a relative term. We did, as I mentioned, have a couple — I’ll put the number at three, Tier 1 customers that really were pretty soft in Q2 and Q3. If you look at our Carrier business, it dipped by a few million for both those quarters and I’ve talked about it a few times.

We said that we saw that strengthening for Q4 and it did pretty much on plan. We continue that. We continue to see that level of business hang in there and even get a little stronger, not necessarily from a dollar perspective but maybe from a timing perspective. So that’s what I mean by strength in North America.

In Asia, as I said, particularly in China, we have seen some weakness there. I think generally that’s been true from 2009 to 2010. More specifically, we definitely are seeing some weakness there this quarter and some of it is recent. So — and, again, that’s one of the issues in terms of sell-in versus sell-through.

Those are kind of things that on a sell-in basis I would probably be able to manage. It’s a little more challenging. So we’re very careful about watching that visibility.

John Lopez  - Saratoga Capital - Analyst

That makes a lot of sense. Is it your sense — sorry, just to follow-up on the second part. Is it your sense there was inventory built in prior quarters and now because you’re sell-through you’re waiting for that stuff to clear?

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

No, I think it’s more — I don’t think it’s necessarily an inventory problem. I think it’s, in the case of the guys we’re looking at, I think it’s just them having delays in some orders, some international orders, et cetera. So I think this is stuff that will come back but it’s just a timing issue for them.

Operator

And, sir, there are no further questions at this time.

Chris Gardner  - Vitesse Semiconductor Corp. - President, CEO

All right. Well, I do appreciate everyone attending the call and we will look forward to talking to you hopefully at the shareholders meeting on the 19th of January and, if not, at the follow-up call to our Q1 results. So thank you very much. Appreciate your support.

Operator

This does conclude today’s conference call. You may now disconnect.

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